PRESS RELEASE
FOR IMMEDIATE RELEASE

July 25, 2007	Contact: Christian E. Rothe
Director, Strategic Planning and Development
(217) 228-8224
GARDNER DENVER, INC. REPORTS RECORD RESULTS FOR THE SECOND QUARTER OF 2007: Revenue Growth and Cost Reductions Drive Higher Earnings and Cash Provided by Operating Activities
•	Company Raises Full-Year DEPS Outlook Range to $3.10 to $3.18

•	Compared to the Second Quarter of 2006:
–	Revenues increased 10 percent

–	Net income increased 36 percent

–	Diluted earnings per share increased 34 percent
•	Cash provided by operating activities exceeded $54 million in the six-month period of 2007, compared to $23 million in the same period of 2006
QUINCY, IL (July 25, 2007) – Gardner Denver, Inc. (NYSE: GDI) announced that revenues and net income for the three months ended June 30, 2007 were $459.9 million and $44.8 million, respectively. For the six-month period of 2007, revenues and net income were $901.3 million and $87.6 million, respectively. Diluted earnings per share (“DEPS”) for the three months ended June 30, 2007 were $0.83, 34 percent higher than the comparable period of 2006. For the six-month period of 2007, DEPS were $1.63, 37 percent higher than the comparable period of the previous year. The DEPS improvement is primarily attributable to the incremental flow-through profitability of organic revenue growth, operational improvements, including the benefits from acquisition integration, and a lower effective tax rate.
CEO’s Comments Regarding Results
“Gardner Denver achieved a new record in revenues and net income during the second quarter,” said Ross J. Centanni, Chairman, President and CEO of Gardner Denver. “Year-over-year, we continued to expand the Company’s total segment operating earnings(1) as a percentage of revenues (segment operating margin(1)) and net income grew more than three times faster than revenues. We continued to realize the benefit of some of our integration activities and have initiated additional cost reduction programs in Europe. I believe reductions in inventory will be realized in the second half of 2007 as we continue our focus on lean manufacturing initiatives and business process improvements.

(1)	Segment operating earnings (defined as revenues less cost of sales and selling and administrative expenses), and segment operating margin (defined as segment operating earnings divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating earnings to consolidated income before income taxes, see “Business Segment Results.”

“In the second quarter of 2007, Compressor and Vacuum Products segment revenues grew 9 percent compared to the second quarter of 2006. Sequentially, organic growth accelerated as we resolved some manufacturing inefficiencies associated with our acquisition integration initiatives. We continued to see strong demand outside of the United States, particularly in Europe and Asia, while year-over-year orders and revenues were relatively flat in the United States, as expected, primarily due to lower demand for transportation applications.
“Although we made improvements during the second quarter, we believe manufacturing plant relocations in Europe negatively impacted orders and production efficiency during the quarter. As I stated last quarter, we expect this effect to be temporary. Furthermore, year-over-year comparisons in Compressor and Vacuum Products segment orders were negatively impacted by a reporting change to exclude some OEM orders with delivery times beyond 90 days, which was implemented in the fourth quarter of 2006.
“Fluid Transfer Products segment revenues grew 16 percent in the second quarter of 2007, compared with the second quarter of 2006,” said Mr. Centanni. “Orders grew 13 percent in the second quarter due to our receipt of certain contracts for liquid natural gas and compressed natural gas loading arms to be shipped in the first half of 2008. These orders more than offset the expected decline in orders for drilling pumps, compared to the same period of the previous year.”
Commenting on profitability initiatives, Mr. Centanni stated, “Our previously announced integration projects remain substantially on schedule, while additional profitability improvement projects were initiated in the second quarter. Our product line transfers from Nuremberg, Germany to China and Brazil were substantially completed during the second quarter. Labor productivity and supply chain efficiencies are now being realized, which are expected to result in annualized savings of approximately $3 million. Approximately $0.3 million of this benefit was realized in the second quarter of 2007.
“The manufacturing integration of the Schopfheim, Germany facilities also continues as planned,” said Mr. Centanni. “Upon the completion of the manufacturing upgrade, process improvements are expected to increase productivity, while reducing lead-times and inventory. The project is expected to be completed by the end of the fourth quarter of 2007 and generate cost savings of approximately $6.4 million annually.
“We continue to seek opportunities to reduce costs and sell excess assets as we further streamline operations. In the second quarter of 2007, we relocated assembly operations from Hesingue, France to our facility in Schopfheim. We expect to sell the Hesingue property in the third quarter of 2007. We also began integrating other administrative functions in Europe during the second quarter of 2007, resulting in severance expenses of $0.4 million.

“As a result of our continued improvement in profitability and asset management, our annualized return on equity (defined as net income divided by average equity) improved to 19.1 percent in the second quarter of 2007, compared to 17.6 percent for the full-year 2006.”
Outlook
“As we consider the second half of 2007, we anticipate demand for our industrial equipment to remain strong in Europe and Asia and relatively flat in the U.S. We expect future organic revenue and earnings growth based on our current backlog and improving manufacturing execution of production schedules. We continue to see potential opportunities in environmental applications around the world, including flue gas desulfurization and flare gas and wastewater treatment,” said Mr. Centanni.
“In the Fluid Transfer Products segment, orders for well servicing pumps accelerated in the second quarter compared to the first quarter of 2007. However, the number of drilling pumps in backlog is less than at this time last year and we anticipate declining shipments for the balance of the year. As drilling pump shipments decline in the second half of 2007, we expect somewhat lower Fluid Transfer Products segment operating margin (1) to result from the unfavorable mix and reduced volume leverage. The deterioration in margin is expected to be somewhat mitigated, however, by ongoing demand for well servicing pumps and aftermarket parts and our ability to bring previously outsourced manufacturing in-house,” said Mr. Centanni.
“Given our current economic outlook, existing backlog, expected operational improvements from integration projects, and lower effective tax rate, we are raising our full-year 2007 DEPS outlook range to $3.10 to $3.18. Third quarter DEPS is expected to be $0.72 to $0.77. Our outlook for the third quarter assumes fewer production days due to holidays in Europe and scheduled manufacturing shutdowns in the U.S. The midpoint of the DEPS range for the third quarter of 2007 ($0.75) represents a 25 percent increase over the same period of 2006. The midpoint of the new DEPS range for the full-year 2007 ($3.14) represents a 26 percent increase over 2006 results. Based on current expectations, the effective tax rate assumed in the DEPS guidance for the third and fourth quarters of 2007 is 31 percent.”
The stated guidance above excludes the effect of a recently announced German corporate tax rate reduction, which was enacted in the third quarter of 2007 and will become effective beginning January 1, 2008. The Company anticipates a non-recurring, non-cash reduction to deferred tax liabilities of $8 million to $12 million related to this effective tax rate change, which will be recognized in the third quarter of 2007 and reduce income tax expense during the quarter by the same amount. Guidance for the Company’s expected tax rate for 2008 will be included in the Company’s earnings release for the third quarter of 2007.

Revised Presentation of Operating Results for the Reporting of Depreciation and Amortization Expenses
Beginning in the first quarter of 2007, the Company’s presentation of its operating results reflects the inclusion of depreciation and amortization expense in cost of sales and selling and administrative expenses. Total depreciation and amortization was previously reported as a separate caption in the consolidated statements of operations. The 2006 consolidated statements of operations included in this press release have been reclassified to conform to the current presentation. Depreciation and amortization expense included in cost of sales and selling and administrative expense for the three months ended June 30, 2006 was approximately $12.3 million and $2.2 million, respectively. For the six months ended June 30, 2006, depreciation and amortization expense included in cost of sales and selling and administrative expense was approximately $19.7 million and $6.8 million, respectively. This reclassification had no effect on reported consolidated income before tax, net income, per share amounts, reportable segment operating earnings(1) or cash provided by operating activities.
Second Quarter Results
Revenues increased $43.6 million (10 percent) to $459.9 million for the three months ended June 30, 2007, compared to the same period of 2006. Compressor and Vacuum Products segment revenues increased 9 percent for the three-month period of 2007, compared to the previous year, driven by organic growth in most product lines and favorable changes in currency exchange rates. Fluid Transfer Products segment revenues increased 16 percent for the three months ended June 30, 2007, compared to the same period of 2006, primarily resulting from increased volume in well servicing pumps (see Selected Financial Data Schedule).
Compressor and Vacuum Products orders of $358.1 million for the three-month period ended June 30, 2007 were $13.8 million (4 percent) higher than the same period of the previous year due to favorable changes in exchange rates. Orders for Fluid Transfer Products of $125.1 million for the three months ended June 30, 2007 were $14.7 million (13 percent) higher than the same period of the previous year due to the loading arm orders mentioned previously, partially offset by declining demand for drilling pumps.
Cost of sales as a percentage of revenues improved to 66.5 percent in the three-month period ended June 30, 2007, from 67.7 percent in the same period of 2006. Cost of sales in the three-month period of 2006 was impacted by a non-recurring charge to depreciation expense of approximately $4.1 million associated with the finalization of the fair market value of Thomas Industries’ property, plant, and equipment. The year-over-year decrease in cost of sales as a percentage of revenues was also attributable to cost reduction initiatives, leveraging fixed and semi-fixed costs over additional production volume, and favorable sales mix. The second quarter of 2007 included a higher percentage of well servicing pump shipments than the previous year and these products have cost of sales percentages below the Company’s average.
As a percentage of revenues, selling and administrative expenses improved to 17.9 percent for the three-month period ended June 30, 2007, compared to 18.1 percent for the same period of 2006, as a result of cost control initiatives and leveraging revenue growth. Selling and administrative expenses increased $7.0 million in the three-month period ended June 30, 2007 to $82.3 million, as compared to the same period of 2006. Approximately $2.4 million of the increase is attributable to a non-recurring reduction to amortization expense in the three-month period of 2006 associated with the finalization of the fair market value of Thomas Industries’ amortizable intangible assets. Unfavorable changes in foreign currency exchange rates resulted in an increase of approximately $3.1 million in the three-month period of 2007, compared to the previous year. The Company also recognized approximately $0.4 million of planned restructuring costs related to the consolidation of certain administrative functions in Europe during the second quarter of 2007. The remaining increase in selling and administrative expenses is primarily due to compensation and benefit expense increases. These increases were partially offset by cost reductions realized through integration initiatives.
Segment operating earnings(1) as a percentage of revenues (segment operating margin(1)) for the Compressor and Vacuum Products segment were 11.7 percent in the three months ended June 30, 2007, compared with 10.4 percent in the same period of 2006. The Fluid Transfer Products segment generated segment operating margin(1) of 28.6 percent in the three months ended June 30, 2007, an improvement from 27.8 percent in the second quarter of 2006 and a new record level for this reportable segment despite the decline in drilling pump shipments. The improved results for each reportable segment reflect significant leveraging of fixed and semi-fixed costs over higher revenues and cost reductions realized to date through acquisition integration initiatives. Price increases and favorable product mix resulting from the increased sales of well servicing pumps also contributed to the improved operating margin for the Fluid Transfer Products segment.
Interest expense decreased $2.7 million (28 percent) to $6.9 million for the three months ended June 30, 2007, compared to the same period of 2006, due to significantly lower borrowing levels.
Net income for the three months ended June 30, 2007 increased $11.8 million (36 percent) to $44.8 million, compared to $33.0 million in same period of 2006. DEPS for the three-month period of 2007 were $0.83, 34 percent higher than the comparable period of the previous year as a result of the increased net income. These financial results reflect an effective tax rate of 31.0% for the three-month period of 2007, compared to 33.9% for the three-month period of 2006.
Six Month Results
Revenues for the first six months of 2007 increased $85.7 million (11 percent) to $901.3 million, compared to $815.6 million in the same period of 2006. This increase resulted from organic growth and favorable changes in foreign currency exchange rates. Incremental volume and the related benefit of increased cost leverage over a higher revenue base, and favorable sales mix, resulted in improved cost of sales as a percentage of revenues, which decreased to 66.4 percent in the first six months of 2007, compared with 67.3 percent in the same period of 2006. Cost of sales in the six-month period of 2006 was negatively impacted by the previously mentioned non-recurring increase in depreciation expense of approximately $4.1 million associated with the finalization of the fair market value of Thomas Industries’ property, plant, and equipment. Declines in productivity related to acquisition integration efforts partially offset these improvements (see Selected Financial Data Schedule).
As a percentage of revenues, selling and administrative expenses improved to 18.1 percent for the first six months of 2007, from 18.8 percent in the comparable period of 2006, as a result of cost control initiatives and leveraging revenue growth. Selling and administrative expenses increased $9.6 million for the six-month period ended June 30, 2007 to $163.2 million, primarily due to unfavorable changes in foreign currency exchange rates ($6.8 million) and the $2.4 million non-recurring reduction to amortization expense in the six-month period of 2006 mentioned previously. Higher compensation and benefit costs were largely offset by cost reductions realized through integration initiatives.
Interest expense decreased $6.2 million (31 percent) to $13.6 million in the six-month period of 2007, compared to the same period of 2006, due to lower average borrowings during the period.
Income taxes increased for the six months ended June 30, 2007, compared to the same period of the previous year, due to higher pretax income, partially offset by a lower effective tax rate for the six-month period of 2007 (30.9 percent) than in the same period of 2006 (33.0 percent).
Net income increased $24.1 million (38 percent) to $87.6 million for the six months ended June 30, 2007, compared to $63.5 million for the same period of 2006. Diluted earnings per share for the six-month period of 2007 were $1.63, 37 percent higher than the same period of previous year.
Cash provided by operating activities was approximately $54 million in the six-month period of 2007, compared to approximately $23 million in the same period of 2006. The increase in cash provided by operating activities primarily reflects higher net income. The Company experienced an increase in days sales outstanding for the second quarter of 2007, primarily due to changes in product mix. Shipment delays and supply chain inefficiencies continued to negatively impact inventory turnover, which declined to 4.7 times in the three-month period of 2007 from 4.9 times in the comparable period of 2006. The Company believes opportunities for inventory reduction exist through the expanded use of lean manufacturing techniques, supply chain improvements, improved manufacturing efficiency as integration initiatives are completed and consumption of inventory previously positioned to avoid disruptions during the recent manufacturing relocations.
The Company invested approximately $17.9 million in capital expenditures during the six-month period of 2007, compared to $16.1 million in the same period of 2006. For the full-year 2007, capital spending is expected to be approximately $45 million to $50 million. Depreciation and amortization expense was approximately $27.9 million for the six months ended June 30, 2007, compared to $26.5 million in the six-month period of 2006.

Total debt as of June 30, 2007 was $367.7 million, $39.5 million less than total debt as of December 31, 2006. As of June 30, 2007, debt to total capital was 27.4 percent, compared to 32.3 percent on December 31, 2006 and 42.0 percent on June 30, 2006.
Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the “CEO’s Comments Regarding Results,” “Outlook,” “Second Quarter Results” and “Six Month Results” sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.
The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the Company’s exposure to economic downturns and market cycles, particularly the level of oil and natural gas prices and oil and natural gas drilling production, which affect demand for Company’s petroleum products, and industrial production and manufacturing capacity utilization rates, which affect demand for the Company’s compressor and vacuum products; (2) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company’s dependence on particular suppliers, particularly iron casting and other metal suppliers; (3) the risks associated with intense competition in the Company’s markets, particularly the pricing of the Company’s products; (4) the ability to effectively integrate acquisitions, including product and manufacturing rationalization initiatives, and realize anticipated cost savings, synergies and revenue enhancements; (5) the ability to attract and retain quality executive management and other key personnel; (6) the ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquisitions to achieve desired financial benefits; (7) economic, political and other risks associated with the Company’s international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the Euro, the British pound and the Chinese yuan); (8) the risks associated with potential product liability and warranty claims due to the nature of the Company’s products; (9) the risks associated with environmental compliance costs and liabilities; (10) the risks associated with pending asbestos and silicosis personal injury lawsuits; (11) risks associated with the Company’s indebtedness and changes in the availability or costs of new financing to support the Company’s operations and future investments; (12) the risks associated with enforcing the Company’s intellectual property rights and defending against potential intellectual property claims; (13) the ability to avoid employee work stoppages and other labor difficulties; (14) changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations and market performance of pension plan assets; and (15) the risk of possible future charges if the Company determines that the value of goodwill and other intangible assets, representing a significant portion of its total assets, is impaired. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three and six-month periods ended June 30, 2007 and 2006 follow.
Gardner Denver will broadcast a conference call to discuss second quarter earnings on Thursday, July 26, 2007 at 9:30 a.m. Eastern time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2006 revenues of $1.7 billion, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2007	2006	Change	2007	2006	Change
Revenues	$459,869	$416,312	10	$901,287	$815,606	11

Costs and expenses:
Cost of sales (1)	306,037	281,989	9	598,528	548,599	9
Selling and administrative expenses (1)	82,324	75,297	9	163,153	153,565	6
Interest expense	6,858	9,580	(28)	13,595	19,812	(31)
Other income, net	(236)	(453)	(48)	(789)	(1,140)	(31)

Total costs and expenses	394,983	366,413	8	774,487	720,836	7

Income before income taxes	64,886	49,899	30	126,800	94,770	34
Provision for income taxes	20,115	16,915	19	39,213	31,274	25

Net income	$44,771	$32,984	36	$87,587	$63,496	38

Basic earnings per share	$0.84	$0.63	33	$1.65	$1.22	35

Diluted earnings per share	$0.83	$0.62	34	$1.63	$1.19	37

Basic weighted average number of shares outstanding	53,147	52,388		52,951	52,249

Diluted weighted average number of shares outstanding	54,043	53,579		53,890	53,420

Shares outstanding as of June 30	53,456	52,490

(1)	Current and prior year results reflect the inclusion of depreciation and amortization expense in cost of sales and selling and administrative expenses.

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	6/30/2007	3/31/2007	Change	12/31/2006
Cash and equivalents	$71,483	$75,916	(6)	$62,331
Accounts receivable, net	301,809	281,862	7	261,115
Inventories, net	258,750	245,176	6	225,067
Total current assets	666,531	636,664	5	579,718

Total assets	1,832,623	1,801,824	2	1,750,231

Short-term borrowings and current maturities of long-term debt	26,639	27,595	(3)	23,789
Accounts payable and accrued liabilities (1)	290,601	310,873	(7)	293,178
Total current liabilities (1)	317,240	338,468	(6)	316,967
Long-term debt, less current maturities	341,091	363,006	(6)	383,459

Total liabilities	857,772	896,558	(4)	897,701

Total stockholders’ equity	$974,851	$905,266	8	$852,530

(1)	In connection with the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” effective January 1, 2007, the liability established for unrecognized income tax benefits relative to matters not expected to be resolved within twelve months at June 30, 2007 has been classified as a non-current liability. The balance sheet at December 31, 2006 was reclassified to conform to the current presentation and, accordingly, approximately $9.4 million of the liability for unrecognized tax benefits at December 31, 2006 was reclassified from current liabilities to non-current liabilities.

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2007	2006	Change	2007	2006	Change
Compressor and Vacuum Products

Revenues	$354,394	$325,402	9	$693,251	$643,835	8
Operating earnings	41,350	33,751	23	80,312	69,559	15
% of revenues	11.7%	10.4%		11.6%	10.8%
Orders	358,091	344,260	4	725,569	677,957	7
Backlog	393,487	342,866	15	393,487	342,866	15

Fluid Transfer Products

Revenues	105,475	90,910	16	208,036	171,771	21
Operating earnings	30,158	25,275	19	59,294	43,883	35
% of revenues	28.6%	27.8%		28.5%	25.5%
Orders	125,075	110,437	13	199,657	198,531	1
Backlog	178,839	193,140	(7)	178,839	193,140	(7)

Reconciliation of Segment Results to Consolidated Results

Compressor and Vacuum Products operating earnings	$41,350	$33,751		$80,312	$69,559
Fluid Transfer Products operating earnings	30,158	25,275		59,294	43,883

Total segment operating earnings	71,508	59,026		139,606	113,442
% of revenues	15.5%	14.2%		15.5%	13.9%
Interest expense	6,858	9,580		13,595	19,812
Other income, net	(236)	(453)		(789)	(1,140)

Income before income taxes	$64,886	$49,899		$126,800	$94,770

% of revenues	14.1%	12.0%		14.1%	11.6%

The Company has determined its reportable segments in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company evaluates the performance of its reportable segments based on income before interest expense, other income, net, and income taxes. Reportable segment operating earnings (defined as revenues less cost of sales and selling and administrative expenses) and segment operating margin (defined as segment operating earnings divided by revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating earnings of its reportable segments to evaluate past performance, management performance and compensation, and actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		%		%
	$ Millions	Change	$ Millions	Change
Compressor and Vacuum Products
2006 Revenues	325.4		643.8
Effect of currency exchange rates	13.6	4	29.7	5
Organic growth	15.4	5	19.8	3

2007 Revenues	354.4	9	693.3	8

2006 Orders	344.3		678.0
Effect of currency exchange rates	14.0	4	32.0	5
Organic growth	(0.2)	—	15.6	2

2007 Orders	358.1	4	725.6	7

Backlog as of 06/30/06	342.9
Effect of currency exchange rates	15.1	4
Organic growth	35.5	11

Backlog as of 06/30/07	393.5	15

Fluid Transfer Products
2006 Revenues	90.9		171.8
Effect of currency exchange rates	1.5	2	3.4	2
Organic growth	13.0	14	32.8	19

2007 Revenues	105.4	16	208.0	21

2006 Orders	110.4		198.5
Effect of currency exchange rates	4.2	4	6.5	3
Organic growth	10.5	9	(5.3)	(2)

2007 Orders	125.1	13	199.7	1

Backlog as of 06/30/06	193.1
Effect of currency exchange rates	3.7	2
Organic growth	(18.0)	(9)

Backlog as of 06/30/07	178.8	(7)

Consolidated Revenues
2006	416.3		815.6
Effect of currency exchange rates	15.1	4	33.1	4
Organic growth	28.4	6	52.6	7

2007	459.8	10	901.3	11